Exhibit 99.2

PLAN OF ARRANGEMENT
UNDER SECTION 182 OF THE ONTARIO BUSINESS CORPORATIONS ACT

ARTICLE 1
INTERPRETATION

1.1           Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Amalgamation” means the amalgamation of the Amalgamating Corporations pursuant to Section 182(d) of the OBCA in the manner provided herein;

“Amalgamated Corporation” means the corporation resulting from the Amalgamation;

“Amalgamating Corporations” means each of MergerCo and DecisionPoint and Amalgamating Corporations means both of them;

“Arrangement” means the arrangement of each of Comamtech and MergerCo made pursuant to the provisions of Section 182 of the OBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Article 5 hereof or made at the direction of the Court in the Interim Order or Final Order and consented to in writing by Comamtech and DecisionPoint, each acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated October 20, 2010 between Comamtech, MergerCo and DecisionPoint and any amendment thereto made in accordance with such arrangement agreement pursuant to which such parties have proposed to implement the Arrangement;

“Arrangement Resolution” means the resolution of Comamtech’s Shareholders approving the Arrangement;

“Articles of Arrangement” means the articles of arrangement of each of Comamtech (the “Comamtech Articles of Arrangement”) and MergerCo (the “MergerCo Articles of Arrangement”) to be filed with the Director in connection with the Arrangement, which shall be in a form and content satisfactory to Comamtech and DecisionPoint, each acting reasonably;

“Business Day” means any day, other than a Saturday, Sunday or any other day on which the principal chartered banks located in Montreal, Québec, Toronto, Ontario or New York City are not open for business during normal banking hours;

“Certificate of Arrangement” means the certificate to be issued by the Director pursuant to Section 183 of the OBCA giving effect to the Arrangement;

“Comamtech” means Comamtech Inc., a corporation incorporated under the laws of the Province of Ontario;

“Comamtech Convertible Preferred Shares” means the Series A Cumulative Convertible Preferred Shares in the capital stock of Comamtech to be created and issued pursuant to Article 3 hereof;

“Comamtech Existing Shares” means all common shares of Comamtech outstanding immediately prior to the Effective Time;

“Comamtech Meeting” means the special meeting of Comamtech’s Shareholders (including any adjournments or postponements thereof) to be held to consider and, if deemed advisable, to, inter alia, approve the Arrangement;

“Comamtech Shares” means the common shares in the capital of Comamtech;

“Comamtech Shareholders” means the holders of all issued and outstanding Comamtech Existing Shares;

“Court” means the Ontario Superior Court of Justice, Commercial List;

“DecisionPoint” means DecisionPoint Systems, Inc., a corporation incorporated under the laws of the State of Delaware;

“DecisionPoint Common Shares” means the common shares in the share capital of DecisionPoint outstanding immediately prior to the Effective Time;

“DecisionPoint Preferred Shares” means the Series A Cumulative Convertible Preferred Shares in the share capital of DecisionPoint outstanding immediately prior to the Effective Time;

“Depositary” means the Person acting as depositary under the Arrangement;

“Director” has the meaning ascribed thereto by the OBCA on the date hereof;

“Effective Date” means the date shown on the Certificate of Arrangement;

“Effective Time” means 12:01 a.m. on the Effective Date;

“Final Order” means the final order of the Court in a form acceptable to Comamtech and DecisionPoint, each acting reasonably, approving the Arrangement, as such order may be amended by the Court (with the consent of both Comamtech and DecisionPoint, each acting reasonably) at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Comamtech and DecisionPoint, each acting reasonably) on appeal;

“Interim Order” means the interim order of the Court in a form acceptable to Comamtech and DecisionPoint, each acting reasonably, providing for, among other things, the calling and holding of the Comamtech Meeting, as such order may be amended by the Court (with the consent of the Corporation and Comamtech, each acting reasonably) or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Comamtech and DecisionPoint, each acting reasonably) on appeal;

“MergerCo” means 2259736 Ontario Inc., a wholly-owned subsidiary of Comamtech incorporated under the laws of the Province of Ontario;

“OBCA” means the Ontario Business Corporations Act, R.S.O. 1990, c. B.16 as amended or re-enacted from time to time;

“Parties” means Comamtech, DecisionPoint and MergerCo, and “Party” means any one of them;

“Person” includes any individual, firm, partnership, limited liability company, unlimited liability company, joint venture, venture capital fund, association, trust, trustee, executor, administrator, legal personal representative, estate, group, body corporate, corporation, unincorporated association or organization, governmental entity, syndicate or other entity, whether or not having legal status; and

“Plan of Arrangement” means this plan of arrangement, as it may be amended pursuant to Article 5 hereof or at the direction of the Court in the Interim Order or the Final Order (with the consent of the Corporation and Comamtech, each acting reasonably), as the case may be;

“Record Date” means the record date for voting by Shareholders of DecisionPoint at the meeting or by written consent of the Amalgamation and the Arrangement.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended from time to time.

1.2           Sections and Headings

The division of this Plan of Arrangement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to articles or sections refers to the specified articles or sections of this Plan of Arrangement.

1.3           Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa and words importing any gender include both genders.

1.4           Date of Any Action

In the event that any date on which any action is required to be taken under this Plan of Arrangement is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5           Time

Time shall be of the essence in this Plan of Arrangement.

1.6           Governing Law and Time

This Plan of Arrangement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein.  All times expressed herein are local time (Toronto, Ontario) unless otherwise stipulated herein.

1.7           Schedules

The following Schedules are attached to this Plan of Arrangement and are incorporated in and form part of this Plan of Arrangement:

Schedule 1	Comamtech Share Provisions
Schedule 2	Authorized Share Capital of the Amalgamated Corporation
Schedule 3	Amalgamated Corporation By-Laws
Schedule 4	Comamtech By-Laws

ARTICLE 2
BINDING EFFECT

2.1           Binding Effect

2.1.1
This Plan of Arrangement will become effective on, and be binding on and after, the Effective Time on (i) DecisionPoint, (ii) Comamtech, (iii) Comamtech Shareholders, and (iv) all holders of DecisionPoint Shares, in each case without any further authorisation, act or formality, on the part of the parties participating in the Plan of Arrangement, the Court or the Director.

2.1.2
Each of the events listed in Article 3 shall be, without affecting the timing set out in Article 3, mutually conditional, such that no event may occur without all steps occurring and the events together effect the integrated transaction which constitutes the Arrangement.

2.1.3
The Certificate of Arrangement shall be conclusive evidence that the Arrangement has become effective on the Effective Date and that each of the provisions of Article 3 below has become effective in the sequence set out therein and each section will be deemed to be completed prior to the provisions of the next section.

ARTICLE 3
ARRANGEMENT

Pursuant to the Arrangement, the following transactions shall occur and shall be deemed to occur without any further authorization, act or formality at the Effective Time (unless otherwise specified), in the following order:

3.1           Creation of Comamtech Convertible Preferred Shares

Comamtech’s authorized share capital shall be altered by amending its articles of incorporation to create an unlimited number of Comamtech convertible preferred shares issuable in series having the rights, privileges, restrictions and conditions set out in Schedule 1 attached hereto.

3.2           Creation of Series A  Convertible Preferred Shares

Comamtech’s authorized share capital shall be further altered by amending its articles of incorporation to create and designate 250,000 Series A Cumulative Convertible Preferred Shares having the rights, privileges, restrictions and conditions set out in Schedule 1 attached hereto.

3.3           Name Change

Comamtech’s articles of incorporation shall be amended to change its name to a name specified in the Articles of Arrangement by DecisionPoint prior to or on the Effective Date.

3.4           The Amalgamation

DecisionPoint and MergerCo shall amalgamate to form the Amalgamated Corporation and shall continue as one corporation under the OBCA, with the effect set forth in Subsection 182(d) of the OBCA, as follows:

(a)
Each whole DecisionPoint Common Share shall be converted into and each holder of DecisionPoint Common Shares shall be entitled to receive, subject to Sections 4.1 and 4.4, 0.125 of a Comamtech Share for each whole DecisionPoint Common Share, with holders of DecisionPoint Common Shares receiving not more than 4,153,802 Comamtech Shares;

(b)
Each whole DecisionPoint Preferred Share shall be converted into and each holder of DecisionPoint Preferred Shares shall be entitled to receive, subject to Sections 4.1 and 4.4, 0.125 of a Comamtech Convertible Preferred Shares for each whole DecisionPoint Preferred Share, with holders of DecisionPoint Preferred Shares receiving not more than 243,750 Series A Cumulative Convertible Preferred Shares;

(c)	The name of the Amalgamated Corporation shall be specified in the Articles of Arrangement by DecisionPoint prior to or on the Effective Date;

(d)	The address of the registered office of the Amalgamated Corporation shall be 333 Bay Street, Suite 2400, Bay Adelaide Centre, Box 20 Toronto, ON M5H 2T6;

(e)	There shall be no restrictions on the business that the Amalgamated Corporation may carry on or on the powers it may exercise;

(f)
At the time of the filing of Articles of Arrangement with the Director, the Amalgamated Corporation shall be authorized to issue an unlimited number of common shares having the rights, privileges, restrictions and conditions as provided in Schedule 2 attached hereto;

(g)
The board of directors of the Amalgamated Corporation shall consist of not less than a minimum of one nor more than a maximum of 12 which, until changed in accordance with the OBCA, shall be fixed at 2. The initial directors of the Amalgamated Corporation shall be Nicholas R. Toms and Marc Ferland;

(h)	The by-laws of the Amalgamated Corporation shall be as provided in Schedule 3 attached hereto;

(i)
The transfer of shares in the capital of the Amalgamated Corporation shall be restricted in that no share may be transferred without either: (i) the consent of the directors of the Amalgamated Corporation  expressed by resolution passed by the board of directors of the Amalgamated Corporation  or by an instrument or instruments in writing signed by all of such directors, or (ii) the consent of the holders of shares to which are attached more than 50% of the voting rights attaching to all shares for the time being outstanding entitled to vote at such time expressed by a resolution passed by such shareholders at a meeting duly called and constituted for that purpose or by an instrument or instruments in writing signed by all of such shareholders;

(j)
Each whole common share of MergerCo outstanding immediately prior to the Effective Date shall be converted into, and each holder of common shares of MergerCo shall be entitled to receive, one common share in the capital of the Amalgamated Corporation for each whole common share of MergerCo;

(k)
The stated capital account of the common shares of the Amalgamated Corporation shall be set at an amount equal to (i) the “paid-up capital” (within the meaning of the Income Tax Act (Canada)) of the common shares of MergerCo outstanding immediately prior to the Effective Date, (ii) the “paid-up capital”  (within the meaning of the Income Tax Act (Canada)) of the DecisionPoint Common Shares being exchanged into Comamtech Shares and (iii) the “paid-up capital”  (within the meaning of the Income Tax Act (Canada)) of the DecisionPoint Preferred Shares being exchanged into Comamtech Convertible Preferred Shares.

3.5           Directors of Comamtech

The articles of incorporation of Comamtech shall be amended to provide that board of directors of Comamtech shall consist of not less than a minimum of one nor more than a maximum of 12 which, until changed in accordance with the OBCA, shall be fixed at 6. The directors of Comamtech effecting from and after the Effective Date until their successors are elected or appointed, shall be Nicholas R. Toms, Donald W. Rowley, David M. Rifkin, Jay B. Sheehy, Marc Ferland and Lawrence Yelin.

3.6           Comamtech Bylaws

The existing bylaws of Comamtech shall be repealed and replaced with the bylaws attached hereto as Schedule 4.

3.7           No Fractional Comamtech Shares, No Fractional Comamtech Convertible Preferred Shares

No fractional Comamtech Shares and no fractional Comamtech Preferred Shares shall be issued to holders of DecisionPoint Common Shares or to holders of DecisionPoint Preferred Shares.  The number of Comamtech Shares or Convertible Preferred Shares to be issued to holders of DecisionPoint Common Shares or DecisionPoint Preferred Shares shall be rounded down to the nearest whole Comamtech Share or nearest whole Convertible Preferred Shares as applicable.  In calculating such fractional interests, all DecisionPoint Common Shares and all DecisionPoint Preferred Shares, as applicable, registered in the name of the holder shall be aggregated.

ARTICLE 4
OTHER MATTERS

4.1           Surrender of Shares

(a)
Upon surrender to the Depositary for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding DecisionPoint Shares or DecisionPoint Preferred Shares, as applicable, together with such other documents and instruments as the Depositary may require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, the applicable consideration such former holder is entitled pursuant to Section 3.4(a) or 3.4(b), as applicable (less any amounts withheld pursuant to 4.4 hereof).

(b)
After the Effective Time and until surrendered for cancellation as contemplated by Section 4.1(a) hereof, each certificate that immediately prior to the Effective Time represented one or more Shares shall be deemed at all times to represent only the right to receive in exchange therefor (i) the consideration that the holder of such certificate is entitled to receive in accordance with Section 3.4(a) or 3.4(b), as applicable (less any amounts withheld pursuant to 4.4 hereof).

4.2           Lost Certificates

In the event any certificate that immediately prior to the Effective Time represented one or more outstanding DecisionPoint Shares or DecisionPoint Preferred Shares that were exchanged for the consideration in accordance with Section 3.4(a) or 3.4(b), as applicable (less any amounts withheld pursuant to 4.4 hereof), shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the consideration in accordance with Section 3.4(a) or 3.4(b), as applicable (less any amounts withheld pursuant to 4.4 hereof). When authorizing such delivery of the consideration that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom the consideration is to be delivered shall, as a condition precedent to the delivery of such consideration, give a bond satisfactory to Comamtech and the Depositary in such amount as Comamtech and the Depositary may direct, or otherwise indemnify Comamtech, the Amalgamated Corporation and the Depositary in a manner satisfactory to Comamtech, the Amalgamated Corporation and the Depositary, against any claim that may be made against Comamtech, the Amalgamated Corporation and the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the OBCA and the articles of Comamtech and the Amalgamated Corporation.

4.3           No Entitlement to Interest

Holders of DecisionPoint Shares and/or DecisionPoint Preferred Shares shall not be entitled to any interest, dividend, premium or other payment or distribution on or with respect to such shares other than the consideration that they are entitled to receive pursuant to this Plan of Arrangement.

4.4           Withholding Rights

Comamtech, DecisionPoint, the Amalgamated Corporation and the Depositary shall be entitled to deduct and withhold such amounts as Comamtech, DecisionPoint, the Amalgamated Corporation or the Depositary  is required or permitted to deduct and withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign tax law or treaty, in each case, as amended. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the former holder of DecisionPoint Shares or DecisionPoint Preferred Shares, as applicable, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority.

To the extent that the amount required to be deducted or withheld from any payment to any former holder of DecisionPoint Shares or DecisionPoint Preferred Shares, as applicable, exceeds the cash component, if any, of the consideration otherwise payable to such holder, Comamtech, DecisionPoint, the Amalgamated Corporation or the Depositary, as applicable, may sell or otherwise dispose of such portion of the consideration otherwise payable to such holder in the form of Comamtech Shares and/or Comamtech Convertible Preferred Shares, as applicable, as is necessary to provide sufficient funds to enable Comamtech, DecisionPoint, the Amalgamated Corporation or the Depositary, as applicable, to comply with such deduction and/or withholding requirements and Comamtech, DecisionPoint, the Amalgamated Corporation or the Depositary, as applicable, shall notify the holder thereof and remit any unapplied balance of the net proceeds of such sale.

ARTICLE 5
AMENDMENTS

5.1           Amendments to Plan of Arrangement

(a)
MergerCo, Comamtech and DecisionPoint reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be (i) set out in writing, (ii) agreed to in writing by Comamtech, MergerCo and the DecisionPoint, and (iii) filed with the Court and, if made following the DecisionPoint Meeting, approved by the Court.

(b)
Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Comamtech at any time prior to the DecisionPoint Meeting provided that DecisionPoint shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the Persons voting at the Comamtech Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)
Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the DecisionPoint Meeting shall be effective only if: (i) it is consented to in writing by each of Comamtech, MergerCo and the DecisionPoint; and (ii) if required by the Court, it is consented to by holders of the shares voting in the manner directed by the Court.

(d)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the terms of the Arrangement Agreement.

(e)
MergerCo, Comamtech and DecisionPoint may amend, modify or supplement this Plan of Arrangement unilaterally following the Comamtech Meeting without the approval of the Comamtech Shareholders provided that each amendment, modification or supplement (i) must be set out in writing, (ii) concern a matter which, in the reasonable opinion of DecisionPoint, MergerCo and Comamtech, in each case, acting reasonably, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement, (iii) is not adverse to the financial or economic interests of Comamtech Shareholders.

(f)
Each of MergerCo and Comamtech reserves the right to amend or modify the provisions of Sections 3.3, 3.4(d), 3.4(f), 3.4(g), 3.4(h), 3.4(k), 3.5 and 3.6 of this Plan of Arrangement in their sole discretion without the approval of the Comamtech Shareholders; provided that the amendments are approved by DecisionPoint.

ARTICLE 6
EXTINCTION OF RIGHTS

6.1            Extinction of Rights

Any certificate which immediately prior to the Effective Time represented DecisionPoint Shares or DecisionPoint Preferred Shares shall cease to represent a claim or an interest of any kind or nature whatsoever if it is not deposited with all other instruments required by Article 4 with the Depository within six years of the Effective Date.  On the sixth anniversary of the Effective Date, the right to receive any payment for the DecisionPoint Shares or DecisionPoint Preferred Shares  evidenced by such certificate shall be deemed to have been surrendered as at the Effective Date and, subject to applicable law, the applicable consideration for such shares which is payable pursuant to this Plan of Arrangement shall be returned to Comamtech.

Immediately after the Effective Time, the following shall cease to be a claim against, or interest of any kind or nature whatsoever in, MergerCo, the Amalgamated Corporation or DecisionPoint, as applicable, or any of their respective successors or assigns:

(a)	all common shares of MergerCo;

(b)	all common shares of the Amalgamated Corporation, other than the common shares of the Amalgamated Corporation to be issued to Comamtech pursuant to Section 3.4(j) hereof;

(c)
all DecisionPoint Shares, other than the DecisionPoint Shares shown at the Record Date on the register maintained by on or behalf of DecisionPoint whose sole claim shall be for the payment for the DecisionPoint Shares as provided in this Plan of Arrangement; and

(d)
all DecisionPoint Preferred Shares, other than the DecisionPoint Preferred Shares shown at the Record Date on the register maintained by on or behalf of DecisionPoint whose sole claim shall be for the payment for the DecisionPoint Preferred Shares as provided in this Plan of Arrangement.

None of DecisionPoint, MergerCo, the Amalgamated Corporation, Comamtech or the Depository (or any of their respective successors or assigns) or their respective officers and directors shall be liable to any Person in respect of any cash or property delivered to a public official pursuant to any abandoned property, escheat or similar law.

ARTICLE 7
FURTHER ASSURANCES

7.1           Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence nay of the transactions or events set out herein.